ELIZABETH ARDEN LOGO


FOR IMMEDIATE RELEASE

                 ELIZABETH ARDEN, INC. ANNOUNCES SECOND QUARTER
                            RESULTS FOR FISCAL 2006

              ~ Net Sales of $346 million; Reported EPS of $1.12 ~
              ~ Reaffirming Full Year Net Sales and EPS Guidance ~
            ~ Significant Improvement in Cash Flow From Operations ~
-----------------------------------------------------------------------------
      New York, New York (February 2, 2006) -- Elizabeth Arden, Inc. (NASDAQ:
RDEN), a global prestige beauty products company, today announced financial results for the second fiscal quarter ended December 31, 2005.

SECOND QUARTER RESULTS

      Net sales advanced 7.1% to $346.0 million for the three months ended December 31, 2005, from $323.0 million in the second quarter of the prior fiscal year. New products, including the PREVAGE(TM) skin care line, the fantasy Britney Spears fragrance, which ranked among the top three new fragrance launches in U.S. department stores, and the new Elizabeth Arden fragrance 5th Avenue after five led the growth. Net sales increased 8.2% excluding the unfavorable impact of foreign currency translation.

      Net income was $34.0 million, or $1.15 per diluted share, excluding the impact of FAS 123R, "Share-Based Payment," of $1.4 million before taxes, compared to $31.7 million, or $1.06 per diluted share, in the same period last year. On a reported basis, net income was $33.1 million, or $1.12 per diluted share, exceeding the Company's guidance.

      E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We continue to be very excited about PREVAGE(TM), the breakthrough anti-aging treatment. PREVAGE(TM) began appearing on counters at U.S. department stores largely in December and quickly became the number one selling skin care product in its category for the month. Sales activity has been accelerating in January, which is evidence that our advertising campaign is resonating well with consumers, and we intend to intensify our advertising efforts to increase awareness. In addition, PREVAGE(TM) recently launched at Harrods in the U.K. as the exclusive
European retailer and is on schedule to launch in other international accounts in the spring. The Harrods launch was extremely successful, and provides us additional confidence as we roll it out globally. Finally, our mass business as a whole experienced solid sell-through performance, with holiday sets experiencing double-digits increases with the largest retailers."

      Mr. Beattie continued, "We also are extremely pleased with the success of our working capital initiatives. We reduced inventories by nearly $50 million year to date and increased inventory turns by 25% as compared to the prior year. This led to over a $60 million reduction in borrowings under our working capital facility, and is a testament to our company-wide focus on improving our return on invested capital.

      "As we look forward to the second half of the fiscal year, we are enthusiastic about the Daytona 500 fragrance launch in the U.S, the roll-out internationally of fantasy and PREVAGE(TM) and the introduction of the Britney Spears fragrance curious In Control. Finally, our business strategy in Asia continues to develop. We just recently completed the acquisition of the assets of our distributor in Taiwan, which complements the August 2005 acquisition of our distributor in China," commented Mr. Beattie.

      The Company also noted that it recently added two key executives to its international operations. Smith Chih-Hsin Chen, President of Elizabeth Arden Greater China, joins the Company with extensive beauty sales and marketing experience and was previously a senior executive at Avon Products Inc., where he spent 20 years in various sales and operations positions in China, Taiwan and the U.S. Mr. Chen will be responsible for all of the sales, marketing and operational activities in the Greater China region. Tamara Minick-Scokalo, Senior Vice President, Europe, will be responsible for the sales and marketing activities in Western Europe, including management of all key European accounts. Ms. Minick-Scokalo has had a long career in sales and marketing at a number of leading consumer products companies, including Procter & Gamble where she was responsible for managing various pan-European businesses.

      Concluded Mr. Beattie, "These hires are part of our plan to accelerate the growth of our Northern Asia business and the growth and profitability of our business in Europe. Hiring key people in these regions allows us to maximize the significant brand recognition of the Elizabeth Arden name and capitalize on the significant growth opportunities that exist for our Company. While these initiatives were dilutive for the first half of fiscal 2006 and are expected to be so for the remainder of this fiscal year, we expect positive revenue and earnings contributions from these efforts in fiscal 2007."

SIX MONTHS RESULTS

      For the six-months ended December 31, 2005, net sales increased 7.1% to $573.3 million from $535.1 million from the six months ended December 31, 2004. Net income was $35.9 million versus $36.5 million for the year-ago period and earnings per share were $1.21, excluding the impact of FAS 123R, as compared to $1.23 in the prior year period. On a reported basis, earnings were $1.15 per share.

STOCK BUYBACK

      During the second quarter, the Company purchased 375,336 shares of common stock for a total purchase price of $7.2 million. The Company anticipates continuing its $40 million share repurchase program during the remainder of the 2006 fiscal year and fiscal 2007.

OUTLOOK

      Effective July 1, 2005, the Company adopted FAS 123R, "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock-based compensation. Under this pronouncement, the Company has elected to apply the standard prospectively, and prior year results have not been restated. The earnings guidance, consistent with prior disclosure, includes a pre-tax charge of approximately $1.4 million for each of the third and fourth quarters of fiscal 2006, or $0.03 per diluted share, and a pre-tax charge of $5.7 million, or $0.13 per diluted share, for the full fiscal year related to this pronouncement. The earnings estimates exclude the debt extinguishment charge the Company incurred of $0.5 million, or $0.01 per diluted share, related to the early retirement of the $8.8 million principal amount of 11 3/4% Senior Notes due 2011 on February 1, 2006. See table below for reconciliation to earnings per diluted share estimate in accordance with generally accepted accounting principles ("GAAP").

      For the full fiscal year, the Company is reaffirming its expectations for annual net sales of $980 million to $995 million and reported earnings per diluted share to range between $1.20 and $1.26. Foreign currency translation is estimated to negatively impact net sales growth by approximately 1.0%. Excluding the stock compensation expense related to the pronouncement mentioned above, earnings per diluted share are expected to range between $1.33 and $1.39. See table below for reconciliation to earnings per diluted share estimate in accordance with GAAP.

      The following table sets forth the reconciliation of earnings per diluted share estimate excluding the impact of the adoption of FAS 123R, share-based payment, and debt extinguishment charges to the earnings per diluted share estimate in accordance with GAAP. This information is being provided for comparability purposes so that operating performance is presented on a consistent basis with prior years.

                                                     Full Fiscal Year
                                                    ------------------
  Earnings per diluted share estimate excluding
   FAS 123R and debt extinguishment costs           $ 1.33  to  $ 1.39
     Cost associated with adoption of FAS 123R       (0.13)      (0.13)
                                                    ------      ------
  Earnings per diluted share estimate excluding
   debt extinguishment costs                          1.20  to    1.26
     Debt extinguishment costs                       (0.01)      (0.01)
                                                    ------      ------
  Earnings per diluted share estimate in
   accordance with GAAP                             $ 1.19  to  $ 1.25
                                                    ======      ======

      Regarding the second half of the fiscal year, the Company currently expects net sales and earnings to be weighted more heavily towards the fourth quarter than in the prior fiscal year. The guidance reflects the launches of fantasy Britney Spears and PREVAGE(TM) into international markets that will begin late this quarter, an increase in advertising and promotional expenses in the third quarter to support these new launches and the continued rationalization of inventory resulting from the Federated Department Store and The May Department Stores Company merger. Advertising and promotional costs are expected to increase double digits as compared to the third quarter of the prior fiscal year to support new products.

      As a result, the Company is introducing net sales guidance in the range of $195 million to $200 million and $215 million to $225 million for the third quarter and fourth quarters, respectively. Reported earnings per diluted share are currently estimated to range between $0.01 to $0.03 and $0.09 to $0.11 for the third quarter and fourth quarters, respectively.

CONFERENCE CALL INFORMATION

      The Company will host a conference call today at 10:00 a.m. Eastern Standard Time. All interested parties can listen to a live web cast of the conference call on the Company's web site at www.elizabetharden.com or at http://phx.corporate-ir.net/phoenix.zhtml?c=98237&p=irol-IRHome. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until February 16, 2006.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the fragrance brands of Elizabeth Arden: Red Door, Red Door Revealed, Elizabeth Arden 5th Avenue, Elizabeth Arden after five, Elizabeth Arden green tea, and Elizabeth Arden Provocative Woman; the fragrance brands of Elizabeth Taylor: White Diamonds and Passion; the fragrances brands of Britney Spears: curious, curious in control and fantasy; the Daytona 500 and GANT adventure men's fragrances; and the fragrances White Shoulders, Geoffrey Beene's Grey Flannel, the Halston brands, Halston and Halston Z-14, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream, PREVAGE(TM) anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:           Marcey Becker, Senior Vice President, Finance
                           (203) 462-5809

Investor/Press Contact:    Allison Malkin/Michael Fox
                           Integrated Corporate Relations
                           (203) 682-8200

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and external factors affecting customer purchasing patterns; our ability to successfully launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                         ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                     (Unaudited)
                 (In thousands, except percentages and per share data)
                                 Three Months Ended             Six Months Ended
                             --------------------------    --------------------------
                             December 31,  December 31,    December 31,  December 31,
                                 2005          2004            2005          2004
                             ------------  ------------    ------------  ------------
Net Sales                    $    345,893  $    322,951    $    573,271  $    535,107
Cost of Sales                     200,133       181,348         338,445       303,993
                             ------------  ------------    ------------  ------------
Gross Profit                      145,760       141,603         234,826       231,114
Gross Profit Percentage(a)           42.1%         43.8%           41.0%         43.2%

Selling, General and
 Administrative Expenses           86,105        83,944         162,496       154,902
Depreciation and Amortization       5,376         5,449          10,649        10,982
                             ------------  ------------    ------------  ------------
Total Operating Expenses           91,481        89,393         173,145       165,884

Interest Expense, Net               6,662         6,274          12,776        12,259

Income Before Income Taxes         47,617        45,936          48,906        52,971
Provision for Income Taxes         14,523        14,210          14,916        16,462
                             ------------  ------------    ------------  ------------
Net Income                   $     33,094  $     31,726    $     33,990  $     36,509
                             ============  ============    ============  ============
As reported:
-----------
 Basic Income Per Share      $       1.16  $       1.15    $       1.19  $       1.33
 Diluted Income Per Share    $       1.12  $       1.06    $       1.15  $       1.23
 Basic Shares                      28,461        27,519          28,519        27,430
 Diluted Shares                    29,484        29,888          29,615        29,743
 EBITDA(b)                   $     59,655  $     57,659    $     72,331  $     76,212

Adjusted before giving
 effect to the adoption of
 FAS 123R, share-based
 payments:(c)
--------------------------
 Net Income                  $     34,033  $     31,726    $     35,915  $     36,509
 Basic Income Per Share      $       1.20  $       1.15    $       1.26  $       1.33
 Diluted Income Per Share    $       1.15  $       1.06    $       1.21  $       1.23
 Basic Shares                      28,461        27,519          28,519        27,430
 Diluted Shares                    29,484        29,888          29,615        29,743
 EBITDA(b)                   $     61,006  $     57,659    $     75,101  $     76,212


(a)  Based on the percentage of net sales for the periods.

(b) EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).



(In thousands)                   Three Months Ended             Six Months Ended
                             --------------------------    --------------------------
                             December 31,  December 31,    December 31,  December 31,
                                 2005          2004            2005          2004
                             ------------  ------------    ------------  ------------
Net income                   $     33,094  $     31,726    $     33,990  $     36,509
Plus:
 Provision for income taxes        14,523        14,210          14,916        16,462
 Interest expense, net              6,662         6,274          12,776        12,259
 Depreciation and
  amortization                      5,376         5,449          10,649        10,982
                             ------------  ------------    ------------  ------------
EBITDA                             59,655        57,659          72,331        76,212
Impact of adopting FAS 123R,
 share-based payments               1,351            --           2,770            --
                             ------------  ------------    ------------  ------------
EBITDA, excluding FAS 123R
 costs                       $     61,006  $     57,659    $     75,101  $     76,212
                             ============  ============    ============  ============


(c) The following tables reconcile the calculation of net income per share on a basic and fully diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of adopting FAS 123R, share-based payments, net of taxes. This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance for comparability purposes and on a consistent basis without regard to the impact of adopting FAS 123R, share-based payments. The presentation of the non-GAAP information titled "Net income per share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes" or "Net income per diluted share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes" is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP.


                [Remainder of Page Intentionally left Blank]

(In thousands, except per)       Three Months Ended             Six Months Ended
share data)                  --------------------------    --------------------------
                             December 31,  December 31,    December 31,  December 31,
                                 2005          2004            2005          2004
                             ------------  ------------    ------------  ------------
As reported:
-----------
Basic
 Net income as reported      $     33,094  $     31,726    $     33,990  $     36,509
                             ============  ============    ============  ============
 Weighted average shares
  outstanding as reported          28,461        27,519          28,519        27,430
                             ============  ============    ============  ============
    Net income per basic
     share as reported       $       1.16  $       1.15    $       1.19  $       1.33
                             ============  ============    ============  ============
Diluted
 Net income as reported      $     33,094  $     31,726    $     33,990  $     36,509
                             ============  ============    ============  ============
 Weighted average shares
  and potential dilutive
  shares as reported               29,484        29,888          29,615        29,743
                             ============  ============    ============  ============
    Net income per diluted
     share as reported       $       1.12  $       1.06    $       1.15  $       1.23
                             ============  ============    ============  ============
Adjusted before giving effect
 to the adoption of FAS 123R,
 share-based payments,
 net of taxes
-----------------------------
Basic
 Net income as reported      $     33,094  $     31,726    $     33,990  $     36,509
 Impact of adopting FAS
  123R, share-based payments,
  net of taxes                        939            --           1,925            --
                             ------------  ------------    ------------  ------------
    Net income attributable
     to common shareholders
     as adjusted, before
     giving effect to the
     adoption of FAS 123R,
     share-based payments,
     net of taxes            $     34,033  $     31,726    $     35,915  $     36,509
                             ============  ============    ============  ============
 Weighted average shares
  outstanding as reported          28,461        27,519          28,519        27,430
                             ============  ============    ============  ============
 Net income per share as
  adjusted, before giving
  effect to the adoption of
  FAS 123R, share-based
  payments, net of taxes     $       1.20  $       1.15    $       1.26  $       1.33
                             ============  ============    ============  ============
Diluted
 Net income as reported      $     33,094  $     31,726    $     33,990  $     36,509
 Impact of adopting FAS
  123R, share-based
  payments, net of taxes              939            --           1,925            --
                             ------------  ------------    ------------  ------------

    Net income as adjusted,
     before giving effect
     to the adoption of FAS
     123R, share-based
     payments, net of taxes  $     34,033  $     31,726    $     35,915  $     36,509
                             ============  ============    ============  ============
Weighted average shares and
 potential dilutive shares
 as reported                       29,484        29,888          29,615        29,743
                             ============  ============    ============  ============
    Net income per diluted
     share as adjusted,
     before giving effect
     to the adoption of FAS
     123R, share-based
     payments, net of taxes  $       1.15  $       1.06    $       1.21  $       1.23
                             ============  ============    ============  ============

                     ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                                (In thousands)
                                   December 31,    June 30,     December 31,
                                       2005          2005          2004
                                   ------------   ---------    -------------
Cash                               $     20,957   $  25,316    $      34,311
Accounts Receivable, Net                221,939     149,965          197,974
Inventories                             227,261     273,343          259,709
Property and Equipment, Net              32,625      29,184           39,388
Exclusive Brand Licenses,
 Trademarks and Intangibles, Net        184,908     186,527          188,059
Total Assets                            725,985     719,897          755,544
Short-Term Debt                          20,474      47,700           83,096
Current Portion of Long-Term Debt         8,802          --               --
Current Liabilities                     198,503     219,484          273,333
Long-Term Liabilities                   234,351     241,213          236,892
Total Debt                              254,276     281,502          316,898
Shareholders' Equity                    293,131     259,200          245,319
Working Capital                         301,341     275,628          237,976